CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Blue Earth, Inc. of our report dated September 11, 2013, relating to our audits of the consolidated financial statements which appear in Amendment No. 2 to the Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2012.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
October 15, 2013